Recording Artists Worldwide is Formed as New GKIG Subsidiary

HOUSTON--(BUSINESS WIRE)--Oct. 27, 2003--GK Intelligent Systems, Inc. (OTCBB:
GKIG) announced that on August 27, 2003 it created a new subsidiary, Recording Artists Worldwide, Inc. (RAWW). RAWW will be a creator and distributor of both live and recorded music media using GKIG's state-of-the-art personalization technologies. RAWW will also license its advanced technologies and systems to suppliers of music-oriented goods and services.

Cost and convenience are the two primary factors driving the rapidly changing music market. The RAWW business model will feature a profitable and convenient alternative to the existing music industry production, marketing and distribution system that can be scaled to meet the demand of a large global market. "Music is the world's universal form of communication." stated the Recording Industry Association of America (RIAA) recently. "It touches every person of every culture on the globe to the tune of $40 billion annually, and the U.S. recording industry accounts for fully one-third of that world market."


RAWW may open the door to a new level of relationship between music consumers and suppliers while introducing a new form marketing that could become the standard for the future. "Every fan's dream is to personally meet and talk to the stars he or she admires." said Gary Kimmons, GKIG President and CEO. "RAWW will uniquely acknowledge this fact by giving music enthusiasts exactly what they want, including their favorite music for free, and a whole new realm of "up close and personal" experiences, products and services previously unavailable."

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward-looking statements involve risks and uncertainties that may cause the Company's actual results in future periods to differ materially from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of the Company's customers, competition and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

For further information, please contact Deanna S Slater at (713) 972-1454.

Visit the GKIS Website at:  http://www.gkis.com/